Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by CSC Collective Holdings Limited of the Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of CSC Collective Holdings Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 22, 2025

	By:	/s/ Chung Yan Linda Ng
	Name:	Chung Yan Linda Ng